As filed with the Securities and Exchange Commission on March 11, 2021

Registration No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HILL-ROM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1160484
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 E. Randolph St. Suite 1000 Chicago, IL (Address of Principal Executive Offices)	60601 (Zip Code)

HILL-ROM HOLDINGS, INC. 2021 STOCK INCENTIVE PLAN

(Full title of the plan)

Deborah M. Rasin

Chief Legal Officer and Corporate Secretary

130 E. Randolph St. Suite 1000

Chicago, IL, 60601

(Name and address of agent for service)

(312) 819-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common stock, without par value	3,000,000	$101.69	$305,070,000	$33,284

(1)	Represents shares of common stock, without par value (the “Common Stock”), of Hill-Rom Holdings, Inc. (the “Registrant”) issuable pursuant to the Hill-Rom Holdings, Inc. 2021 Stock Incentive Plan being registered hereon.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low sales price per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 4, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Hill-Rom Holdings, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the Commission on November 13, 2020 (the “2020 Form 10-K”);

(b)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020, filed with the Commission on February 5, 2021;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on November 6, 2020 (Item 5.03 only), January 19, 2021 (Item 1.01 only), February 1, 2021 (Item 8.01 only), and March 11, 2021; and

(d)	the description of the Company’s common stock, without par value (“Common Stock”), contained in the Company’s registration statement on Form 8-A filed with the Commission on May 17, 1971, as updated by the description of the Company’s Common Stock contained in Exhibit 4.8 to the Company’s 2020 Form 10-K, including any subsequently filed amendments and reports updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) authorizes every Indiana corporation to indemnify its directors and officers under certain circumstances against liability incurred in connection with proceedings to which the directors or officers are made a party by reason of their relationship to the corporation. Directors and officers may be indemnified where they have acted in good faith and, (i) the individual reasonably believed, in the case of conduct in the individual’s capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, the conduct was at least not opposed to the corporation’s best interests; and (ii) in the case of any criminal proceeding, the individual either had reasonable cause to believe the conduct was lawful or had no reasonable cause to believe the conduct was unlawful.

Chapter 37 also requires every Indiana corporation to indemnify its directors or officers (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the corporation’s articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Registrant’s Restated and Amended Articles of Incorporation and Amended and Restated Code of By-laws generally obligate the Registrant to indemnify its directors and officers to the full extent permitted by the IBCL and to advance expenses incurred by its directors and officers in the defense of certain claims.

The Registrant has entered into indemnification agreements with its directors and certain of its officers. Generally, these indemnification agreements will obligate the Registrant to indemnify each director and each such officer to the full extent permitted by the laws of the State of Indiana. Indemnification will be required against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with the investigation, defense, settlement or appeal of a proceeding made against the director or officer by reason of his or her service in such role for the Registrant. Indemnification is not available in certain circumstances, including where a court determines that the director or officer derived an improper personal benefit, where a court determines that indemnification is not lawful under any applicable statute or public policy or in connection with any proceeding initiated by the officer or director against the Registrant or its directors, officers or employees, unless required by law, authorized by the Registrant’s board of directors or related to enforcement of the indemnification agreement.

The Registrant also maintains policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Registrant’s behalf, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Barnes & Thornburg LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).
99.1	Hill-Rom Holdings, Inc. 2021 Stock Incentive Plan, incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K, filed on March 11, 2021.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 11th day of March, 2021.

HILL-ROM HOLDINGS, INC.
(Registrant)

By:	/s/ Deborah M. Rasin
Name:	Deborah M. Rasin
Title:	Senior Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of Hill-Rom Holdings, Inc., an Indiana corporation, do hereby constitute and appoint John P. Groetelaars, Barbara W. Bodem, and Richard M. Wagner, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 11, 2021.

Signature	Title
/s/ John P. Groetelaars	President and Chief Executive Officer and Director
John P. Groetelaars	(Principal Executive Officer)

/s/ Barbara W. Bodem	Senior Vice President and Chief Financial Officer
Barbara W. Bodem	(Principal Financial Officer)

/s/ Richard M. Wagner	Vice President, Controller and Chief Accounting Officer
Richard M. Wagner	(Principal Accounting Officer)

/s/ William G. Dempsey	Chair of the Board
William G. Dempsey

/s/ Stacy Enxing Seng	Director
Stacy Enxing Seng

/s/ Gary L. Ellis	Director
Gary L. Ellis

/s/ Mary Garrett	Director
Mary Garrett

/s/ James R. Giertz	Director
James R. Giertz

/s/ William H. Kucheman	Director
William H. Kucheman

/s/ Felicia F. Norwood	Director
Felicia F. Norwood

/s/ Gregory J. Moore	Director
Gregory J. Moore

/s/ Nancy M. Schlichting	Director
Nancy M. Schlichting